News Release	Exhibit 99

Timothy Knavish elected to Rockwell Automation Board of Directors

MILWAUKEE (Feb. 8, 2024) – Rockwell Automation (NYSE: ROK), the world’s largest company dedicated to industrial automation and digital transformation, today announced that Timothy (Tim) M. Knavish was elected to its board of directors effective Feb. 7, 2024. Tim is the Chairman and Chief Executive Officer (CEO) of PPG (NYSE:PPG).

“Tim has an outstanding record of proven leadership at PPG,” said Blake Moret, Chairman and Chief Executive Officer of Rockwell. “His experience overseeing acquisitions, fostering a diverse workforce, and managing the operations of a global manufacturing company make Tim an important addition to the diverse talents of our board and source of counsel to me.”

Tim joined PPG, a global paints, coatings, and specialty materials company, in 1987 at PPG’s global headquarters in Pittsburgh. He advanced through roles of increasing responsibility in several key businesses and functions. He held leadership positions across all of PPG’s global regions, including Australia and New Zealand, Asia Pacific, Europe, Middle East and Africa, and the Americas. Tim became PPG’s Chief Operating Officer in 2022, before being named Chairman and CEO in 2023.

A native of Pittsburgh, Knavish holds a Bachelor of Science in mechanical engineering and a Master of Business Administration from the University of Pittsburgh.

About Rockwell Automation

Rockwell Automation Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 29,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing the Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media contact:

Ed Moreland

Head of Government Affairs and Corporate Communications

+1 571-296-0391

Edward.Moreland@RockwellAutomation.com

Investor Relations contact:

Aijana Zellner

Head of Investor Relations and Market Strategy

+1 414-382-8510

azellner@rockwellautomation.com

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